Exhibit 99.1

Spero Therapeutics and GSK Announce PIVOT-PO phase 3 study for tebipenem HBr stopped early for efficacy following review by Independent Data Monitoring Committee

•	If approved, tebipenem HBr could be the first oral carbapenem antibiotic for US patients with complicated urinary tract infections (cUTIs)

•	An estimated 2.9 million cases of cUTIs are treated annually in the US1 with many cases requiring hospitalization, contributing to over $6 billion per year in healthcare costs[2]

•	Data from the PIVOT-PO trial to be part of a planned US Food and Drug Administration (FDA) filing in 2H 2025 that Spero’s development partner, GSK, intends to submit

CAMBRIDGE, Mass., May 28, 2025 — Spero Therapeutics, Inc. (Nasdaq: SPRO) and GSK plc (LSE/NYSE: GSK), today announced that the pivotal Phase 3 PIVOT-PO trial evaluating tebipenem HBr, an investigational oral treatment for complicated urinary tract infections (cUTIs), including pyelonephritis, met its primary endpoint and will stop early for efficacy (NCT06059846).3 The decision follows a recommendation from an Independent Data Monitoring Committee (IDMC) that completed a pre-specified interim analysis of data from 1,690 patients enrolled in the trial.

The trial met the primary endpoint of non-inferiority of tebipenem HBr compared to intravenous imipenem-cilastatin in hospitalized adult patients with cUTI, including pyelonephritis, on overall response (composite of clinical cure plus microbiological eradication) at the test-of-cure visit. The IDMC review did not identify any new safety concerns beyond what has been reported in other studies with tebipenem, with diarrhea and headache as the two most reported adverse events. GSK plans to work with US regulatory authorities to include the data as part of a filing in 2H 2025. Full results will be submitted for presentation at an upcoming scientific congress and for publication in a peer-reviewed journal.

Esther Rajavelu, Chief Executive Officer, Spero, said: “Achieving the primary endpoint in the PIVOT-PO trial marks a significant milestone for tebipenem HBr. If approved, we believe tebipenem HBr is well positioned to change the treatment landscape for patients diagnosed with cUTI, including pyelonephritis. We look forward to working with GSK on next steps for this program, and would like to thank the patients, site investigators and other clinical staff, and Spero employees who worked diligently to help bring the product to this advanced stage.”

An estimated 2.9 million cases of cUTIs are treated annually in the US alone.1 These infections are often caused by multi-drug-resistant pathogens1 and carry increased risk of morbidity and mortality.4,7 Current standard of care includes carbapenem antibiotics, especially in case of sepsis and allergies or resistance to other antibiotics, but they are only available for IV administration. This results in significant emergency department visits and hospitalizations.4,5,6

Tony Wood, Chief Scientific Officer, GSK, added: “Complicated UTIs can have a profound impact on patients and carry a high risk of clinical complications, including sepsis and septic shock.6,7,8 Currently many need hospital-based intravenous treatment due to limited oral options for drug-resistant infections, contributing to over $6 billion per year in US healthcare costs2. These positive results add to our growing anti-infectives portfolio and reinforce the potential of tebipenem HBr as an effective oral alternative taken at home.”

The development of tebipenem HBr is supported in part with federal funds from the U.S. Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority (BARDA), under contract number HHSO100201800015C.

About tebipenem HBr

Tebipenem pivoxil hydrobromide (HBr) is a late-stage development asset developed in collaboration with GSK. Tebipenem HBr is being developed to treat cUTIs, including pyelonephritis.

In September 2022, Spero entered into an exclusive license agreement with GSK for the development and commercialization of tebipenem HBr in all markets, except certain Asian territories. Under this agreement GSK has sub-licensed back to Spero Therapeutics the rights and responsibility to conduct certain development work including the PIVOT-PO Phase 3 trial, after which sponsorship of the new drug application (NDA) will be transferred to GSK from Spero Therapeutics. Tebipenem HBr has received Qualified Infectious Disease Product (QIDP) and Fast Track designations from the FDA.

About PIVOT-PO

PIVOT-PO is a global, randomized, double-blind, pivotal Phase 3 clinical trial of oral tebipenem HBr versus IV imipenem cilastatin, in hospitalized adult patients with cUTI including pyelonephritis. Patients were randomized 1:1 to receive tebipenem HBr (600 mg) orally every six hours, or imipenem cilastatin (500 mg) IV every six hours, for a total of seven to ten days. The primary efficacy endpoint is overall response (composite of clinical cure plus microbiological eradication) at the test-of-cure visit. The primary analysis for the trial is an assessment of non-inferiority (NI) in the microbiological intention-to-treat population, based on a 10% NI margin. The trial enrolled a total of 1690 patients, with randomization stratified by age, baseline diagnosis (cUTI including pyelonephritis), and the presence or absence of urinary tract instrumentation. For further details on the trial, refer to clinicaltrials.gov identifier NCT06059846.

About complicated urinary tract infections (cUTIs)

cUTIs are broadly described as any UTI that carries an increased risk of morbidity and mortality.4 Definitions of cUTIs are not currently uniform among international societies and regulatory agencies.9 cUTIs encompass a heterogeneous patient population due to the wide range of host factors, comorbidities and urological abnormalities associated with cUTIs.4,9 Risk factors for cUTI include indwelling catheters, ureteric stents, neurogenic bladder, obstructive uropathy, urinary retention, urinary diversion, kidney stones, diabetes mellitus, immune deficiency, urinary tract modification, and UTIs in renal transplant patients.10

About GSK

GSK is a global biopharma company with a purpose to unite science, technology, and talent to get ahead of disease together. Find out more at gsk.com.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and multi-drug resistant (MDR) bacterial infections with high unmet need. For more information, visit www.sperotherapeutics.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the timing, progress and results of Spero’s Phase 3 PIVOT-PO trial; the planned NDA filing for tebipenem HBr and the timing thereof; the potential of tebipenem HBr to be the first oral carbapenem antibiotic for US patients with cUTI, including pyelonephritis; the potential benefits of any of Spero’s current or future product candidates in treating patients. In some cases, forward-looking statements may be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar expressions. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual results to differ materially from those indicated by such forward looking statements, including whether tebipenem HBr will advance through the clinical development process, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved, including, in the case of tebipenem HBr, Spero’s reliance on GSK pursuant to the Exclusive License Agreement to develop tebipenem HBr and GSK’s right thereunder to determine, in its sole discretion, whether to continue the PIVOT-PO trial or otherwise further develop tebipenem HBr; Spero’s need for additional funding; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; Spero’s leadership transitions; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Spero explicitly disclaims any obligation to update any forward-looking statements.

Spero Investor Relations Contact:

Shai Biran, PhD

Spero Therapeutics

IR@sperotherapeutics.com

Spero Media Inquiries:

media@sperotherapeutics.com

References

1.	Carreno JJ, et al. Longitudinal, Nationwide, Cohort Study to Assess Incidence, Outcomes, and Costs Associated With Complicated Urinary Tract Infection. Open Forum Infect Dis. 2019;6:ofz446.
2.

Lodise TP, et al. Hospital admission patterns of adult patients with complicated urinary tract infections who present to the hospital by disease acuity and comorbid conditions: How many admissions are potentially avoidable? Am J Infect Control. 2021;49(12):1528-1534.

3.	GSK press release, 3 November 2022 – available at: https://www.gsk.com/en-gb/media/press-releases/gsk-announces-phase-iii-trials-for-gepotidacin/
4.	Sabih A, Leslie SW. Complicated urinary tract infections. StatPearls. 2023. StatPearls Publishing: Treasure Island, FL, USA.

5.	Zilberberg MD, et al. Descriptive Epidemiology and Outcomes of Hospitalisations With Complicated Urinary Tract Infections in the United States, 2018. Open Forum Infect Dis. 2022;9:ofab591.
6.	Li HK, et al. An Unsupported Preference for Intravenous Antibiotics. PLoS Med. 2015;12:e1001825.
7.

Vallejo-Torres L, et al. Cost of hospitalised patients due to complicated urinary tract infections: a retrospective observational study in countries with high prevalence of multi-drug-resistant Gram-negative bacteria: the COMBACTE-MAGNET, RESCUING study. BMJ Open. 2018;8:e020251.

8.

Lodise TP, et al. Retrospective Cohort Study of the 12-Month Epidemiology, Treatment Patterns, Outcomes, and Health Care Costs Among Adult Patients With Complicated Urinary Tract Infections. Open Forum Infect Dis. 2022;9:ofac307.

9.	Marantidis J, Sussman RD. Unmet Needs in Complicated Urinary Tract Infections: Challenges, Recommendations, and Emerging Treatment Pathways. Infect Drug Resist. 2023:16:1391-1405.
10.	Gomila A, et al. Predictive factors for multi-drug-resistant gram-negative bacteria among hospitalised patients with complicated urinary tract infections. Antimicrob Resist Infect Control. 2018;7:111.